Exhibit 99.1

FIRST AMENDMENT TO
THE SECOND AMENDED AND RESTATED ASGN INCORPORATED
2012 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

This Amendment (“Amendment”) to the Second Amended and Restated ASGN Incorporated 2012 Employment Inducement Incentive Award Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of ASGN Incorporated, a Delaware corporation (the “Company”), effective as of the 8th day of June, 2021 (the “Effective Date”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS
A.     The Company currently maintains the Plan.
B.    Pursuant to Section 12.1 of the Plan, the Board has the authority to amend the Plan.
C.    The Board believes it to be in the best interest of the Company to amend the Plan to increase the Share Limit.

AMENDMENT
 1.    The first sentence of Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:
“Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 1,485,861 (the “Share Limit”).”

This Amendment shall be and hereby is incorporated in and forms a part of the Plan, effective as of the Effective Date. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

    IN WITNESS WHEREOF, the Board has caused this Amendment to be executed by a duly authorized officer of the Company as of the 8th day of June, 2021.

ASGN Incorporated

By: /s/Theodore S. Hanson
Theodore S. Hanson
President and Chief Executive Officer